Exhibit 4.15

Summary Translation
Agreement between Dongguan Jiasheng Enterprise Co., Ltd. and
Dongguan University of Technology

Party A: Dongguan Jiasheng Enterprise Co., Ltd.

Party B: Dongguan University of Technology

1. Party A and Party B entered into this Agreement on cooperation in a science and technology research and development project, along with the submission of a joint application for the government’s special subsidy to support the scientific research projects.

2. The cooperative effort is to research and develop on third-generation smart collars.

3. Party A shall be responsible for the organization of the overall technology R&D and industrialization of the project, the leading process of the government subsidy application, the determination of the project task, design and management of the technical solutions; as well as the organization of the implementation, conclusion report and acceptance check work.

4. Party B shall assist Party A with the research on the industrialization and help solve any technical issues.

5. Party A shall be responsible for raising the general funding for R &D. Party A shall allocate 80% of the subsidy if granted by the government while Party B allocates the rest of the 20%. Both parties shall ensure the subsidy is used towards the project only.

6. Any R&D result completed respectively by each party belongs to that individual party only and that party shall have the right to apply for a patent right without notifying the other party. Any R&D result completed jointly by both parties belongs to both parties and the parties shall jointly apply for its patent right.

7. Any papers written respectively by each party belongs to that individual party only and that party shall have the right to publish it without notifying the other party. Any papers written jointly by both parties belong to both parties and shall be published jointly.

8. Transfer right of the result of the project shall belong to both parties, and the parties shall decide on the allocation of the financial benefits resulted in prior to the transfer .

The validity period of the Agreement is from June 2016 to December 2019. Each party shall notify the other party in a written form 15 days prior to making any changes or terminating the Agreement. The Agreement is made in 4 copies and both parties have agreed on the confidentiality of the project, the content of the Agreement and any other relevant technical information.

The Agreement was signed by both parties on July 1, 2016.